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Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

June 2, 2015

Cathay General Bancorp
777 N. Broadway
Los Angeles, CA 90012
Attn: Lisa L. Kim

        Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel to Cathay General Bancorp, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (File No. 333-203091) (as amended, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 3,465,000 shares of common stock, par value $0.01 per share of the Company (the "Shares") to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of January 20, 2015, between Asia Bancshares, Inc., a New York corporation ("Asia Bancshares"), and the Company (as amended on March 8, 2015 and as it may be amended from time to time, the "Merger Agreement"), pursuant to which Asia Bancshares will merge with and into the Company.

        In rendering this opinion, we have examined the Registration Statement, the Merger Agreement and such corporate records and other documents, and have reviewed such matters of law, as we have deemed necessary or appropriate. In rendering this opinion, we have relied, with your consent, upon oral and written representations of officers of the Company and certificates or comparable documents of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents, and the legal capacity of all individuals executing any of the foregoing documents.

        Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares will be, upon issuance, duly authorized and when the Registration Statement has been declared effective by order of the Commission and if and when the Shares have been duly issued upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

        We are members of the Bar of the State of New York and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the federal securities laws of the United States, the laws of the State of New York, and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as in effect on the date hereof.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our name therein, as well as under the heading "Legal Matters" in the related proxy statement/prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. We assume no obligation to advise you or any other person or to make any investigation, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz

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  Exhibit 5.1
[Letterhead of Wachtell, Lipton, Rosen & Katz] June 2, 2015